NEWS

Marriott International Reports First Quarter 2026 Results

•First quarter 2026 RevPAR1 increased 4.2 percent worldwide, with 4.0 percent growth in the U.S. & Canada and 4.6 percent growth in international markets

•First quarter reported diluted EPS totaled $2.43 and Adjusted diluted EPS totaled $2.72

•First quarter reported net income totaled $648 million and Adjusted net income totaled $726 million

•First quarter Adjusted EBITDA totaled $1,398 million

•The company added roughly 15,900 net rooms globally during the quarter and net rooms grew 4.5 percent from the end of the first quarter of 2025

•At the end of the quarter, Marriott’s worldwide development pipeline reached a new record and totaled over 4,100 properties and nearly 618,000 rooms, with 43 percent of pipeline rooms under construction including hotels that are pending conversion

•The company repurchased 2.1 million shares of common stock for $0.7 billion in the 2026 first quarter. Year-to-date through April 29, the company has returned over $1.2 billion to shareholders through dividends and share repurchases

For a summary of first quarter 2026 highlights, please visit: https://news.marriott.com/static-assets/component-resources/newscenter/earnings/2026/2026-q1-earnings-infographic.pdf

BETHESDA, MD – May 6, 2026 - Marriott International, Inc. (Nasdaq: MAR) today reported first quarter 2026 results.

Anthony Capuano, President and Chief Executive Officer, said, “We delivered excellent first quarter results, reflecting the strength of our brands, our unmatched global footprint, and the resilience of demand for travel. Global RevPAR increased over 4 percent, exceeding the high end of our expectations, driven by gains in both average daily rate and occupancy. RevPAR in the U.S. & Canada rose 4 percent, with performance strengthening throughout the quarter and growth broad-based across customer segments and chain scales.

1All occupancy, Average Daily Rate (ADR) and Revenue per Available Room (RevPAR) statistics and estimates are systemwide constant dollar. Unless otherwise stated, all changes refer to year-over-year changes for the comparable period. Occupancy, ADR and RevPAR comparisons between 2026 and 2025 reflect properties that are comparable in both years.

“International RevPAR grew 4.6 percent in the quarter, despite the conflict in the Middle East impacting March results. RevPAR in EMEA grew over 3 percent in the quarter, with increases in Europe and Africa partially offset by a decline in the Middle East. APEC led international performance, with first quarter RevPAR increasing more than 7 percent, on sustained leisure travel demand. RevPAR in Greater China increased by almost 6 percent, driven by leisure travel, particularly in Hong Kong and Hainan.

“Our development momentum continued, and we had record first quarter signings. Our industry-leading pipeline expanded to nearly 618,000 rooms, up over 5 percent from the year‐ago quarter. Conversions, including multi-unit deals, remained a significant driver of growth, representing over 35 percent of signings and over 40 percent of openings in the quarter.

“Our Marriott Bonvoy travel platform remains a key competitive advantage that connects members to stays, experiences, and loyalty partners throughout their journey, and delivers significant value to hotel owners. Supported by our broad portfolio of brands and experiences, loyalty program membership in Marriott Bonvoy grew to nearly 283 million members at quarter-end.

“As we look ahead to the rest of this year and beyond, we are confident that our leading global scale and strong brand portfolio, our powerful Marriott Bonvoy travel platform and loyalty program, our dedicated associates, and our asset-light business model continue to position us very well for sustainable, long-term growth.”

First Quarter 2026 Results
Franchise and base management fees totaled $1,211 million in the 2026 first quarter, a 13 percent increase compared to franchise and base management fees of $1,071 million in the year-ago quarter. The increase was primarily driven by higher co-branded credit card fees, rooms growth and higher RevPAR.

Incentive management fees totaled $222 million in the 2026 first quarter, compared to $204 million in the 2025 first quarter, driven by strong year-over-year growth in the U.S. & Canada, as well as increases in the APEC, Greater China and CALA regions. Managed hotels in international markets contributed nearly two-thirds of the incentive fees earned in the quarter.

Owned, leased, and other revenue, net of owned, leased, and other expense2, totaled $35 million in the 2026 first quarter, compared to $29 million in the 2025 first quarter.

2In the 2025 fourth quarter, to enhance understanding of the company’s general and administrative costs, we reclassified amounts attributable to other expenses previously reported under the “General, administrative, and other” caption to the “Owned, leased, and other expense” caption of our Income Statements. Please see the Income Statement Reclassification section of this press release for additional information.

General and administrative expenses2 for the 2026 first quarter totaled $219 million, compared to $209 million in the year-ago quarter, reflecting higher compensation costs partly due to timing, partially offset by lower litigation expenses.

Interest expense, net, totaled $204 million in the 2026 first quarter, compared to $183 million in the year-ago quarter. The increase was largely due to higher interest expense associated with higher debt balances.

In the 2026 first quarter, the provision for income taxes totaled $210 million, compared to $99 million in the 2025 first quarter, which benefited from an $86 million release of certain tax reserves.

Marriott’s reported operating income totaled $1,064 million in the 2026 first quarter, compared to 2025 first quarter reported operating income of $948 million. Reported net income totaled $648 million in the 2026 first quarter, a 3 percent decrease compared to 2025 first quarter reported net income of $665 million. Reported diluted earnings per share (EPS) totaled $2.43 in the quarter, compared to reported diluted EPS of $2.39 in the year-ago quarter.

Adjusted operating income in the 2026 first quarter totaled $1,158 million, compared to 2025 first quarter Adjusted operating income of $1,016 million. First quarter 2026 Adjusted net income totaled $726 million, compared to 2025 first quarter Adjusted net income of $645 million. Adjusted diluted EPS in the 2026 first quarter totaled $2.72, compared to Adjusted diluted EPS of $2.32 in the year-ago quarter.

First quarter 2026 Adjusted results excluded cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, and other expenses, adjustments related to the termination of our licensing agreement with Sonder Holdings Inc., and an adjustment to a gain on an asset disposition. See the press release schedules for the calculation of Adjusted results and the manner in which the Adjusted measures are determined in this press release.

Adjusted earnings before interest, taxes, depreciation, and amortization (EBITDA) totaled $1,398 million in the 2026 first quarter, a 15 percent increase compared to first quarter 2025 Adjusted EBITDA of $1,217 million. See the press release schedules for the Adjusted EBITDA calculation.

Income Statement Reclassification
In the 2025 fourth quarter, to enhance understanding of the company’s general and administrative costs, we reclassified amounts attributable to other expenses previously reported under the “General, administrative, and other” caption to the “Owned, leased, and other expense” caption of our Income Statements. The expenses that were reclassified from “General, administrative, and other” are certain costs associated with our property-related fee revenues, such as guarantee expense, provision for credit losses, and certain brand-related or property-related expenses, as well as costs associated with certain third-party agreements. Please refer to the Expense Captions - As Reclassified section in the press release schedules for information about the affected expense captions, as reclassified, for each quarter and the full fiscal year of 2025.

Selected Performance Information
The company added roughly 15,900 net rooms during the quarter, including approximately 7,500 net rooms in international markets. At the end of the quarter, Marriott’s global system totaled over 9,900 properties, with nearly 1,796,000 rooms.

At the end of the quarter, the company’s worldwide development pipeline totaled 4,107 properties with nearly 618,000 rooms, including 230 properties with nearly 34,000 rooms approved for development but not yet subject to signed contracts. The quarter-end pipeline included 1,699 properties with over 268,000 rooms under construction, including hotels that are in the process of converting to our system. Over half of the rooms in the quarter-end pipeline were located in international markets.

In the 2026 first quarter, worldwide RevPAR increased 4.2 percent (a 6.0 percent increase using actual dollars) compared to the 2025 first quarter. RevPAR in the U.S. & Canada increased 4.0 percent (a 4.3 percent increase using actual dollars), and RevPAR in international markets increased 4.6 percent (a 10.1 percent increase using actual dollars) compared to the 2025 first quarter.

Balance Sheet & Common Stock
At the end of the quarter, Marriott’s total debt was $16.5 billion and cash and equivalents totaled $0.5 billion, compared to $16.2 billion in debt and $0.4 billion of cash and equivalents at year-end 2025.

The company repurchased 2.1 million shares of common stock in the 2026 first quarter for $0.7 billion. Year-to-date through April 29, the company has repurchased 3.1 million shares for $1.1 billion.

In the 2026 first quarter, the company issued $600 million of Series WW Senior Notes due in 2033 with a 4.5 percent interest rate coupon and $850 million of Series XX Senior Notes due in 2038 with a 5.1 percent interest rate coupon.

Company Outlook
The company's updated outlook assumes continued impact from the conflict in the Middle East and continued travel disruption, primarily impacting the Middle East region through the end of the year. The outlook does not include any impact from the renegotiation of our U.S. co-branded cards, as those discussions are still ongoing.

	Second Quarter 2026 vs. Second Quarter 2025	Full Year 2026 vs. Full Year 2025
Comparable systemwide constant $ RevPAR growth
Worldwide	1.5% to 2.5%	2.0% to 3.0%

Year-End 2026 vs. Year-End 2025
Net rooms growth	4.5% to 5%

($ in millions, except EPS)	Second Quarter 2026	Full Year 2026
Gross fee revenues	$1,538 to $1,553	$5,925 to $5,985
Owned, leased, and other revenue, net of owned, leased, and other expense	Approx. $60	$215 to $225
General and administrative expenses	$230 to $220	$895 to $875
Adjusted EBITDA[1,2]	$1,525 to $1,550	$5,880 to $5,970
Adjusted EPS – diluted[2,3]	$2.99 to $3.06	$11.38 to $11.63
Adjusted effective tax rate[2]	Approx. 26.5%	26.0% to 26.5%
Investment spending[4]		$1,050 to $1,150
Capital return to shareholders[5]		Over $4,400
1See the press release schedules for the Adjusted EBITDA calculations.
2Adjusted EBITDA, Adjusted EPS – diluted, and Adjusted effective tax rate for second quarter and full year 2026 do not include cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. Our outlook includes the impact of our planned sale of a U.S. & Canada hotel (but adjusted for the related expected impairment charge of approximately $65 million to $70 million), which we assume will occur later in the 2026 second quarter, as well as our planned investment in Lefay, which we assume will occur later this year. Our outlook excludes any other potential asset sales or property or brand acquisitions that may occur during the year, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant. In addition, our full year 2026 outlook excludes the first quarter 2026 adjustments related to the Sonder termination of $2 million and adjustment to a gain on an asset disposition of $(8) million.
3Assumes the level of capital return to shareholders noted above.
4Investment spending includes capital and technology expenditures, loan advances, contract acquisition costs, and other investing activities (including our planned investment in Lefay, which we assume will occur later this year), but excludes any potential property or brand acquisitions, which we cannot forecast with sufficient accuracy and which may be significant.
5Assumes the level of investment spending noted above, our planned sale of a U.S. & Canada hotel, and that no other asset sales, property acquisitions or brand acquisitions occur during the year.

Marriott International, Inc. (Nasdaq: MAR) will conduct its quarterly earnings review for the investment community and news media on Wednesday, May 6, 2026, at 8:30 a.m. Eastern Time (ET). The conference call will be webcast simultaneously via Marriott’s investor relations website at www.marriott.com/investor (click on “Events & Presentations” and click on the quarterly conference call link). A replay will be available at that same website until May 6, 2027.

The telephone dial-in number for the conference call is US Toll Free: 800-267-6316, or Global: +1 203-518-9783. The conference ID is MAR1Q26.

Note on forward-looking statements: All statements in this press release and the accompanying schedules are made as of May 6, 2026. We undertake no obligation to publicly update or revise these statements, whether as a result of new information, future events or otherwise. This press release and the accompanying schedules contain "forward-looking statements" within the meaning of federal securities laws, including statements related to our RevPAR, rooms growth and other financial metric estimates, outlook and assumptions; shareholder returns; our growth prospects; our development pipeline; our expectations about the conflict in the Middle East; our planned hotel sale; our anticipated investment in Lefay; and similar statements concerning anticipated future events and expectations that are not historical facts. We caution you that these statements are not guarantees of future performance and are subject to numerous evolving risks and uncertainties that we may not be able to accurately predict or assess, including the risk factors that we describe in our U.S. Securities and Exchange Commission filings, including our most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q. Any of these factors could cause actual results to differ materially from the expectations we express or imply in this press release.

Marriott International, Inc. (Nasdaq: MAR) is based in Bethesda, Maryland, USA, and encompasses a portfolio of compelling brands across luxury, premium, select, midscale, extended stay, and all-inclusive, with over 9,900 properties in 146 countries and territories, as of March 31, 2026. Marriott franchises, operates, and licenses hotel, residential, timeshare, yacht, outdoor, and other lodging products all around the world. The company offers Marriott Bonvoy®, its highly awarded travel platform. For more information, please visit our website at www.marriott.com, and for the latest company news, visit www.marriottnewscenter.com. In addition, connect with us on Facebook and @MarriottIntl on X and Instagram.

Marriott encourages investors, the media, and others interested in the company to review and subscribe to the information Marriott posts on its investor relations website at www.marriott.com/investor or Marriott’s news center website at www.marriottnewscenter.com, which may be material. The contents of these websites are not incorporated by reference into this press release or any report or document Marriott files with the U.S. Securities and Exchange Commission, and any references to the websites are intended to be inactive textual references only.

MEDIA & INVESTOR RELATIONS CONTACTS:
Melissa Froehlich Flood
Senior Vice President, Global Corporate Communications & Public Policy
Marriott International
newsroom@marriott.com

Jackie Burka McConagha
Senior Vice President, Investor Relations
Marriott International
jackie.mcconagha@marriott.com

Pilar Fernandez
Senior Director, Investor Relations
Marriott International
pilar.fernandez@marriott.com
IRPR#1
Tables follow

MARRIOTT INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF INCOME
FIRST QUARTER 2026 AND 2025
($ in millions except per share amounts, unaudited)

			Percent
	Three Months Ended	Three Months Ended	Better/(Worse)
	March 31, 2026	March 31, 2025	2026 vs. 2025
REVENUES
Franchise fees[1]	$872	$746	17
Base management fees	339	325	4
Incentive management fees	222	204	9
Gross fee revenues	1,433	1,275	12
Contract investment amortization[2]	(35)	(28)	(25)
Net fee revenues	1,398	1,247	12
Owned, leased, and other revenue[3]	412	361	14
Cost reimbursement revenue[4]	4,844	4,655	4
	6,654	6,263	6

OPERATING COSTS AND EXPENSES
Owned, leased, and other expense[5]*	377	332	(14)
Depreciation, amortization, and other[6]	54	51	(6)
General and administrative[7]*	219	209	(5)
Restructuring and merger-related charges, and other	4	1	(300)
Reimbursed expenses[4]	4,936	4,722	(5)
	5,590	5,315	(5)

OPERATING INCOME	1,064	948	12

Gains (losses) and other income, net[8]	3	(2)	250
Interest expense	(214)	(192)	(11)
Interest income	10	9	11
Equity in (losses) earnings[9]	(5)	1	(600)

INCOME BEFORE INCOME TAXES	858	764	12

Provision for income taxes	(210)	(99)	(112)

NET INCOME	$648	$665	(3)

EARNINGS PER SHARE
Earnings per share - basic	$2.44	$2.40	2
Earnings per share - diluted	$2.43	$2.39	2

Basic shares (in millions)	266.1	276.9
Diluted shares (in millions)	266.8	277.7

* The 2025 first quarter reflects the reclassification of $36 million of other expenses previously reported under the “General, administrative, and other” caption to the “Owned, leased, and other expense” caption of our Income Statements to conform to our current presentation.

[1] Franchise fees include fees from our franchise and license agreements for lodging properties (including our timeshare properties), application and relicensing fees, co-branded credit card fees, residential branding fees, and other brand-related fees.

[2] Contract investment amortization includes amortization of capitalized costs to obtain contracts with customers and any related impairments.
[3] Owned, leased, and other revenue includes revenue from the properties we own or lease, termination fees, and other revenue.
[4] Cost reimbursement revenue includes reimbursements from hotel owners and certain other counterparties for property-level and centralized programs and services that we operate for their benefit. Reimbursed expenses include costs incurred by Marriott for certain property-level operating expenses and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties.

[5] Owned, leased, and other expense includes operating expenses related to our owned or leased hotels, including lease payments and pre-opening expenses, and other expenses, such as expenses related to our Global Design services, certain costs associated with our property-related fee revenues (such as guarantee expense, provision for credit losses, and certain brand-related or property-related expenses), and costs associated with certain third-party agreements.

[6] Depreciation, amortization, and other expenses include depreciation for fixed assets, amortization of acquired contracts, software, and other definite-lived intangible assets, and any related impairments, accelerations, or write-offs.

[7] General and administrative expenses include our corporate and business segments overhead costs and general expenses.
[8] Gains (losses) and other income, net includes gains and losses on the sale of real estate, the sale of joint venture interests and other investments, and adjustments from other equity investments.
[9] Equity in (losses) earnings includes our equity in earnings or losses of unconsolidated equity method investments.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
($ in millions except per share amounts)

The following table presents our reconciliations of Adjusted operating income, Adjusted operating income margin, Adjusted net income, and Adjusted diluted earnings per share to the most directly comparable GAAP measure. Adjusted total revenues is used in the determination of Adjusted operating income margin.

	Three Months Ended
			Percent
	March 31,	March 31,	Better/
	2026	2025	(Worse)
Total revenues, as reported	$6,654	$6,263
Less: Cost reimbursement revenue	(4,844)	(4,655)
Adjusted total revenues†	1,810	1,608

Operating income, as reported	1,064	948
Less: Cost reimbursement revenue	(4,844)	(4,655)
Add: Reimbursed expenses	4,936	4,722
Add: Restructuring and merger-related charges, and other	4	1
Less: Adjustments related to Sonder Termination[1]	(2)	—
Adjusted operating income†	1,158	1,016	14

Operating income margin	16%	15%
Adjusted operating income margin†	64%	63%

Net income, as reported	648	665
Less: Cost reimbursement revenue	(4,844)	(4,655)
Add: Reimbursed expenses	4,936	4,722
Add: Restructuring and merger-related charges, and other	4	1
Less: Adjustments related to Sonder Termination[1]	(2)	—
Add: Adjustment to gain on investee’s asset disposition[2]	8	—
Income tax effect of above adjustments	(24)	(17)
Less: Income tax special items	—	(71)
Adjusted net income†	$726	$645	13

Diluted earnings per share, as reported	$2.43	$2.39
Adjusted diluted earnings per share†	$2.72	$2.32	17

† Denotes non-GAAP financial measures. Please see the Explanation of Non-GAAP Financial and Performance Measures section in these press release schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Adjustments related to the termination of our licensing agreement with Sonder Holdings Inc. (the “Sonder Termination”) reported in Owned, leased, and other expense.

[2] Adjustment to gain on investee’s asset disposition reported in Equity in (losses) earnings.

MARRIOTT INTERNATIONAL, INC.
EXPENSE CAPTIONS - AS RECLASSIFIED
QUARTERLY AND FULL YEAR 2025
($ in millions)

In the 2025 fourth quarter, to enhance understanding of the company’s general and administrative costs, we reclassified amounts attributable to other expenses previously reported under the “General, administrative, and other” caption to the “Owned, leased, and other expense” caption of our Income Statements. The expenses that were reclassified from “General, administrative, and other” are certain costs associated with our property-related fee revenues, such as guarantee expense, provision for credit losses, and certain brand-related or property-related expenses, as well as costs associated with certain third-party agreements. The following table includes the affected expense captions, as reclassified, for each quarter and the full fiscal year of 2025.

	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Owned, leased, and other revenue	$361	$441	$420	$457	$1,679
Owned, leased, and other expense	332	363	350	416	1,461
Owned, leased, and other revenue, net of owned, leased, and other expense	$29	$78	$70	$41	$218

General and administrative	$209	$210	$210	$241	$870

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2026

	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Franchised, Licensed, and Other	5,843	876,009	1,938	328,214	7,781	1,204,223
Courtyard by Marriott	937	126,359	144	26,596	1,081	152,955
Fairfield by Marriott	1,195	112,916	135	19,516	1,330	132,432
Residence Inn by Marriott	833	99,477	41	5,039	874	104,516
Marriott Hotels	239	76,223	86	23,892	325	100,115
Autograph Collection	162	36,309	171	33,982	333	70,291
SpringHill Suites by Marriott	575	67,563	—	—	575	67,563
Sheraton	137	42,428	86	23,776	223	66,204
TownePlace Suites by Marriott	575	57,774	—	—	575	57,774
Four Points by Sheraton	145	20,857	159	28,878	304	49,735
Westin	97	33,215	34	10,180	131	43,395
AC Hotels by Marriott	136	22,626	108	15,889	244	38,515
Moxy Hotels	49	8,407	116	21,909	165	30,316
Tribute Portfolio	105	19,633	72	10,668	177	30,301
Aloft Hotels	167	23,905	30	5,776	197	29,681
Renaissance Hotels	73	20,153	34	8,750	107	28,903
MGM Collection with Marriott Bonvoy	12	26,210	—	—	12	26,210
Delta Hotels by Marriott	70	15,864	41	7,926	111	23,790
Timeshare*	73	18,949	22	3,963	95	22,912
The Luxury Collection	17	8,245	66	14,203	83	22,448
City Express by Marriott	16	1,569	150	17,907	166	19,476
Design Hotels*	28	2,845	206	13,246	234	16,091
Element Hotels	102	13,697	7	1,043	109	14,740
Le Méridien	24	5,299	29	8,194	53	13,493
JW Marriott	13	6,327	16	4,279	29	10,606
citizenM	16	4,374	19	3,938	35	8,312
Four Points Flex by Sheraton	—	—	57	8,259	57	8,259
Series by Marriott	5	550	50	3,555	55	4,105
Protea Hotels by Marriott	—	—	38	3,371	38	3,371
Marriott Executive Apartments	—	—	9	1,797	9	1,797
Outdoor Collection by Marriott Bonvoy	32	1,532	—	—	32	1,532
W Hotels	1	1,117	1	226	2	1,343
StudioRes	6	744	—	—	6	744
The Ritz-Carlton	1	429	2	262	3	691
Apartments by Marriott Bonvoy	2	413	3	258	5	671
The Ritz-Carlton Yacht Collection*	—	—	3	603	3	603
St. Regis	—	—	1	172	1	172
Bvlgari	—	—	2	161	2	161
Owned/Leased	14	5,539	37	8,867	51	14,406
Sheraton	1	1,218	3	1,724	4	2,942
Marriott Hotels	2	1,304	5	1,631	7	2,935
Courtyard by Marriott	7	987	4	894	11	1,881
W Hotels	2	765	2	665	4	1,430
Westin	1	1,073	—	—	1	1,073
Protea Hotels by Marriott	—	—	5	912	5	912
JW Marriott	—	—	2	696	2	696
The Ritz-Carlton	—	—	2	548	2	548
Renaissance Hotels	—	—	2	505	2	505
The Luxury Collection	—	—	3	383	3	383
Autograph Collection	—	—	5	360	5	360
Residence Inn by Marriott	1	192	1	140	2	332
Tribute Portfolio	—	—	2	249	2	249
St. Regis	—	—	1	160	1	160

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY OWNERSHIP TYPE
As of March 31, 2026

	US & Canada		Total International[1]		Total Worldwide
	Properties	Rooms	Properties	Rooms	Properties	Rooms
Managed	564	203,110	1,384	357,548	1,948	560,658
Marriott Hotels	97	55,400	193	60,956	290	116,356
Sheraton	23	18,928	180	58,127	203	77,055
Courtyard by Marriott	139	22,657	134	29,422	273	52,079
Westin	39	21,281	80	24,174	119	45,455
JW Marriott	23	13,191	76	26,398	99	39,589
The Ritz-Carlton	42	12,799	80	18,443	122	31,242
Four Points by Sheraton	1	134	97	25,555	98	25,689
Renaissance Hotels	20	8,657	53	16,533	73	25,190
Le Méridien	—	—	70	18,646	70	18,646
W Hotels	20	5,400	46	12,060	66	17,460
St. Regis	13	2,608	51	11,236	64	13,844
Residence Inn by Marriott	64	10,748	9	1,102	73	11,850
Gaylord Hotels	7	11,820	—	—	7	11,820
The Luxury Collection	6	2,316	43	8,436	49	10,752
Aloft Hotels	2	505	42	9,342	44	9,847
Fairfield by Marriott	3	698	57	8,750	60	9,448
Delta Hotels by Marriott	24	6,622	5	1,179	29	7,801
Autograph Collection	11	3,269	18	3,344	29	6,613
Marriott Executive Apartments	—	—	41	5,932	41	5,932
AC Hotels by Marriott	8	1,512	18	3,328	26	4,840
EDITION	5	1,379	17	3,238	22	4,617
Element Hotels	3	810	14	2,712	17	3,522
Moxy Hotels	1	380	15	3,099	16	3,479
Protea Hotels by Marriott	—	—	22	2,738	22	2,738
Tribute Portfolio	—	—	13	1,595	13	1,595
SpringHill Suites by Marriott	9	1,381	—	—	9	1,381
Bvlgari	—	—	7	646	7	646
TownePlace Suites by Marriott	4	615	—	—	4	615
citizenM	—	—	2	477	2	477
Apartments by Marriott Bonvoy	—	—	1	80	1	80
Residences	74	7,821	72	8,700	146	16,521
The Ritz-Carlton Residences	45	5,031	23	1,928	68	6,959
St. Regis Residences	11	1,279	14	1,916	25	3,195
W Residences	9	869	8	768	17	1,637
Marriott Residences	—	—	5	1,283	5	1,283
JW Marriott Residences	1	91	4	1,055	5	1,146
Westin Residences	3	266	3	413	6	679
Bvlgari Residences	—	—	5	526	5	526
Sheraton Residences	—	—	3	472	3	472
The Luxury Collection Residences	1	91	2	85	3	176
Tribute Portfolio Residences	—	—	1	137	1	137
Renaissance Residences	1	112	—	—	1	112
EDITION Residences	3	82	1	10	4	92
Le Méridien Residences	—	—	1	62	1	62
Autograph Collection Residences	—	—	2	45	2	45
Grand Total	6,495	1,092,479	3,431	703,329	9,926	1,795,808

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of March 31, 2026

	US & Canada		Total International[1]		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Luxury	213	62,019	478	109,103	691	171,122
JW Marriott	36	19,518	94	31,373	130	50,891
JW Marriott Residences	1	91	4	1,055	5	1,146
The Luxury Collection	23	10,561	112	23,022	135	33,583
The Luxury Collection Residences	1	91	2	85	3	176
The Ritz-Carlton	43	13,228	84	19,253	127	32,481
The Ritz-Carlton Residences	45	5,031	23	1,928	68	6,959
The Ritz-Carlton Yacht Collection*	—	—	3	603	3	603
W Hotels	23	7,282	49	12,951	72	20,233
W Residences	9	869	8	768	17	1,637
St. Regis	13	2,608	53	11,568	66	14,176
St. Regis Residences	11	1,279	14	1,916	25	3,195
EDITION	5	1,379	17	3,238	22	4,617
EDITION Residences	3	82	1	10	4	92
Bvlgari	—	—	9	807	9	807
Bvlgari Residences	—	—	5	526	5	526
Premium	1,210	410,074	1,457	340,116	2,667	750,190
Marriott Hotels	338	132,927	284	86,479	622	219,406
Marriott Residences	—	—	5	1,283	5	1,283
Sheraton	161	62,574	269	83,627	430	146,201
Sheraton Residences	—	—	3	472	3	472
Westin	137	55,569	114	34,354	251	89,923
Westin Residences	3	266	3	413	6	679
Autograph Collection	173	39,578	194	37,686	367	77,264
Autograph Collection Residences	—	—	2	45	2	45
Renaissance Hotels	93	28,810	89	25,788	182	54,598
Renaissance Residences	1	112	—	—	1	112
Tribute Portfolio	105	19,633	87	12,512	192	32,145
Tribute Portfolio Residences	—	—	1	137	1	137
Le Méridien	24	5,299	99	26,840	123	32,139
Le Méridien Residences	—	—	1	62	1	62
Delta Hotels by Marriott	94	22,486	46	9,105	140	31,591
MGM Collection with Marriott Bonvoy	12	26,210	—	—	12	26,210
Design Hotels*	28	2,845	206	13,246	234	16,091
Gaylord Hotels	7	11,820	—	—	7	11,820
Marriott Executive Apartments	—	—	50	7,729	50	7,729
Outdoor Collection by Marriott Bonvoy **	32	1,532	—	—	32	1,532
Apartments by Marriott Bonvoy	2	413	4	338	6	751
Select	4,972	598,574	1,217	220,426	6,189	819,000
Courtyard by Marriott	1,083	150,003	282	56,912	1,365	206,915
Fairfield by Marriott	1,198	113,614	192	28,266	1,390	141,880
Residence Inn by Marriott	898	110,417	51	6,281	949	116,698
Four Points by Sheraton	146	20,991	256	54,433	402	75,424
SpringHill Suites by Marriott	584	68,944	—	—	584	68,944
TownePlace Suites by Marriott	579	58,389	—	—	579	58,389
AC Hotels by Marriott	144	24,138	126	19,217	270	43,355
Aloft Hotels	169	24,410	72	15,118	241	39,528
Moxy Hotels	50	8,787	131	25,008	181	33,795
Element Hotels	105	14,507	21	3,755	126	18,262
citizenM	16	4,374	21	4,415	37	8,789
Protea Hotels by Marriott	—	—	65	7,021	65	7,021

MARRIOTT INTERNATIONAL, INC.
TOTAL LODGING PRODUCTS BY TIER
As of March 31, 2026

	US & Canada		Total International[1]		Total Worldwide
Total Systemwide	Properties	Rooms	Properties	Rooms	Properties	Rooms
Midscale	27	2,863	257	29,721	284	32,584
City Express by Marriott	16	1,569	150	17,907	166	19,476
Four Points Flex by Sheraton	—	—	57	8,259	57	8,259
Series by Marriott **	5	550	50	3,555	55	4,105
StudioRes	6	744	—	—	6	744
Timeshare*	73	18,949	22	3,963	95	22,912
Grand Total	6,495	1,092,479	3,431	703,329	9,926	1,795,808

[1] "International" refers to: (i) Europe, Middle East & Africa, (ii) Greater China, (iii) Asia Pacific excluding China, and (iv) Caribbean & Latin America.
* Timeshare, Design Hotels, and The Ritz-Carlton Yacht Collection counts are included in this table by geographical location. For external reporting purposes, these offerings are captured within “Unallocated corporate and other.”
 ** The Outdoor Collection by Marriott Bonvoy includes properties under both the Premium and Select quality tiers. Series by Marriott includes properties under both the Select and Midscale quality tiers.

Property and room counts presented by brand in the above table include certain hotels in our system that are not yet operating under such brand, but are expected to operate under such brand following the completion of planned renovations.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated US & Canada Properties
	Three Months Ended March 31, 2026 and March 31, 2025
	RevPAR		Occupancy			Average Daily Rate
Brand	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
JW Marriott	$287.03	5.1%	74.2%	0.7%	pts.	$387.02	4.1%
The Ritz-Carlton	$430.10	5.9%	67.6%	1.2%	pts.	$636.08	4.1%
W Hotels	$291.01	12.9%	67.1%	3.1%	pts.	$433.87	7.7%
Composite US & Canada Luxury[1]	$374.47	7.4%	70.4%	1.2%	pts.	$531.95	5.5%
Marriott Hotels	$178.74	4.2%	67.5%	0.3%	pts.	$264.64	3.8%
Sheraton	$163.09	0.9%	66.2%	0.1%	pts.	$246.51	0.8%
Westin	$175.99	4.6%	67.1%	1.3%	pts.	$262.37	2.7%
Composite US & Canada Premium[2]	$173.70	3.4%	67.1%	0.2%	pts.	$259.01	3.1%
US & Canada Full-Service[3]	$217.42	4.9%	67.8%	0.4%	pts.	$320.73	4.2%
Courtyard by Marriott	$108.02	2.4%	63.0%	0.1%	pts.	$171.52	2.2%
Residence Inn by Marriott	$151.23	1.9%	73.5%	0.4%	pts.	$205.73	1.4%
Composite US & Canada Select[4]	$126.09	2.7%	67.0%	0.5%	pts.	$188.25	2.0%
US & Canada - All[5]	$197.07	4.6%	67.6%	0.4%	pts.	$291.48	3.9%

Comparable Systemwide US & Canada Properties
	Three Months Ended March 31, 2026 and March 31, 2025
	RevPAR		Occupancy			Average Daily Rate
Brand	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
JW Marriott	$270.16	4.7%	73.5%	0.5%	pts.	$367.66	4.0%
The Ritz-Carlton	$420.93	5.8%	67.4%	1.0%	pts.	$624.96	4.2%
W Hotels	$291.01	12.9%	67.1%	3.1%	pts.	$433.87	7.7%
Composite US & Canada Luxury[1]	$339.42	6.8%	70.3%	0.9%	pts.	$482.70	5.4%
Marriott Hotels	$142.93	4.0%	65.0%	0.6%	pts.	$219.73	3.0%
Sheraton	$124.14	2.7%	63.8%	0.8%	pts.	$194.47	1.4%
Westin	$162.66	3.0%	67.3%	0.2%	pts.	$241.66	2.7%
Composite US & Canada Premium[2]	$144.83	3.8%	65.2%	0.5%	pts.	$222.26	2.9%
US & Canada Full-Service[3]	$166.06	4.5%	65.7%	0.6%	pts.	$252.67	3.5%
Courtyard by Marriott	$102.08	3.6%	63.5%	0.5%	pts.	$160.83	2.8%
Residence Inn by Marriott	$122.16	2.6%	72.6%	0.7%	pts.	$168.16	1.5%
Fairfield by Marriott	$82.96	3.1%	62.6%	0.3%	pts.	$132.47	2.6%
Composite US & Canada Select[4]	$103.87	3.5%	66.8%	0.7%	pts.	$155.60	2.4%
US & Canada - All[5]	$128.80	4.0%	66.3%	0.7%	pts.	$194.15	3.0%

[1] Includes JW Marriott, The Ritz-Carlton, W Hotels, The Luxury Collection, St. Regis, and EDITION.
[2] Includes Marriott Hotels, Sheraton, Westin, Renaissance Hotels, Autograph Collection, Delta Hotels by Marriott, and Gaylord Hotels. Systemwide also includes Le Méridien and Tribute Portfolio.
[3] Includes Composite US & Canada Luxury and Composite US & Canada Premium.
[4] Includes Courtyard by Marriott, Residence Inn by Marriott, Fairfield by Marriott, SpringHill Suites by Marriott, TownePlace Suites by Marriott, Four Points by Sheraton, Aloft Hotels, Element Hotels, AC Hotels by Marriott, and Moxy Hotels.

[5] Includes US & Canada Full-Service and Composite US & Canada Select. Systemwide also includes US & Canada Midscale.

MARRIOTT INTERNATIONAL, INC.
KEY LODGING STATISTICS
In Constant $

Comparable Company-Operated International Properties
	Three Months Ended March 31, 2026 and March 31, 2025
	RevPAR		Occupancy			Average Daily Rate
Region	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Europe	$174.01	7.0%	61.2%	-0.6%	pts.	$284.35	8.0%
Middle East & Africa	$138.45	-2.3%	62.3%	-6.3%	pts.	$222.36	7.5%
Greater China	$79.23	6.1%	65.1%	1.2%	pts.	$121.63	4.1%
Asia Pacific excluding China	$136.26	7.6%	71.3%	2.5%	pts.	$191.17	3.8%
Caribbean & Latin America	$255.61	-0.7%	69.0%	-0.1%	pts.	$370.60	-0.5%

International - All[1]	$126.47	4.1%	66.3%	0.1%	pts.	$190.69	4.1%

Worldwide[2]	$155.02	4.4%	66.8%	0.2%	pts.	$231.93	4.0%

Comparable Systemwide International Properties
	Three Months Ended March 31, 2026 and March 31, 2025
	RevPAR		Occupancy			Average Daily Rate
Region	2026	vs. 2025	2026	vs. 2025		2026	vs. 2025
Europe	$118.31	6.6%	61.2%	1.5%	pts.	$193.41	4.0%
Middle East & Africa	$128.54	-1.9%	61.6%	-5.4%	pts.	$208.78	6.7%
Greater China	$70.68	5.7%	63.1%	1.1%	pts.	$111.99	3.9%
Asia Pacific excluding China	$130.93	7.3%	70.2%	2.2%	pts.	$186.60	3.9%
Caribbean & Latin America	$139.29	2.0%	63.0%	1.4%	pts.	$221.24	-0.3%

International - All[1]	$112.01	4.6%	64.1%	0.7%	pts.	$174.73	3.5%

Worldwide[2]	$123.09	4.2%	65.6%	0.7%	pts.	$187.70	3.1%

[1] Includes Europe, Middle East & Africa, Greater China, Asia Pacific excluding China, and Caribbean & Latin America.
[2] Includes US & Canada - All and International - All.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA
($ in millions)

Fiscal Year 2026
First Quarter
Net income, as reported	$648
Cost reimbursement revenue	(4,844)
Reimbursed expenses	4,936
Interest expense	214
Interest expense from unconsolidated joint ventures	2
Provision for income taxes	210
Depreciation and amortization	54
Contract investment amortization	35
Depreciation and amortization classified in reimbursed expenses	73
Depreciation, amortization, and impairments from unconsolidated joint ventures	3
Stock-based compensation	57
Restructuring and merger-related charges, and other	4
Adjustments related to Sonder Termination	(2)
Adjustment to gain on investee’s asset disposition	8
Adjusted EBITDA†	$1,398

Change from 2025 Adjusted EBITDA†	15%

	Fiscal Year 2025
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Total
Net income, as reported	$665	$763	$728	$445	$2,601
Cost reimbursement revenue	(4,655)	(4,932)	(4,760)	(4,857)	(19,204)
Reimbursed expenses	4,722	4,874	4,739	5,168	19,503
Interest expense	192	203	206	208	809
Interest expense from unconsolidated joint ventures	1	3	2	1	7
Provision for income taxes	99	291	266	137	793
Depreciation and amortization	51	53	50	59	213
Contract investment amortization	28	29	29	49	135
Depreciation and amortization classified in reimbursed expenses	57	61	64	69	251
Depreciation, amortization, and impairments from unconsolidated joint ventures	4	4	4	6	18
Stock-based compensation	52	58	61	65	236
Restructuring and merger-related charges (recoveries), and other	1	8	(40)	29	(2)
Expenses related to Sonder Termination	—	—	—	23	23
Adjusted EBITDA†	$1,217	$1,415	$1,349	$1,402	$5,383

† Denotes non-GAAP financial measures. Please see the Explanation of Non-GAAP Financial and Performance Measures section in these press release schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
SECOND QUARTER 2026
($ in millions)

	Range
	Estimated Second Quarter 2026		Second Quarter 2025
Net income excluding certain items[1,2]	$744	$762
Interest expense	223	223
Interest expense from unconsolidated joint ventures	1	1
Provision for income taxes	267	274
Depreciation and amortization[2]	117	117
Contract investment amortization	32	32
Depreciation and amortization classified in reimbursed expenses	75	75
Depreciation, amortization, and impairments from unconsolidated joint ventures	5	5
Stock-based compensation	61	61
Adjusted EBITDA†	$1,525	$1,550	$1,415

Increase over 2025 Adjusted EBITDA†	8%	10%

† Denotes non-GAAP financial measures. Please see the Explanation of Non-GAAP Financial and Performance Measures section in these press release schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Forecast excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Forecast includes the impact of our planned sale of a U.S. & Canada hotel, which we assume will occur later in the 2026 second quarter, and our planned investment in Lefay, which we assume will occur later this year. Forecast does not reflect any other potential asset sales or property or brand acquisitions that may occur during the year, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

[2] Includes the midpoint of the range of our expected 2026 second quarter impairment charge of approximately $65 million to $70 million related to our planned sale of a U.S. & Canada hotel.

MARRIOTT INTERNATIONAL, INC.
NON-GAAP FINANCIAL MEASURES
ADJUSTED EBITDA FORECAST
FULL YEAR 2026
($ in millions)

	Range
	Estimated Full Year 2026		Full Year 2025
Net income excluding certain items[1,2]	$2,942	$3,008
Interest expense	901	901
Interest expense from unconsolidated joint ventures	7	7
Provision for income taxes	1,036	1,060
Depreciation and amortization[2]	277	277
Contract investment amortization	138	138
Depreciation and amortization classified in reimbursed expenses	305	305
Depreciation, amortization, and impairments from unconsolidated joint ventures	18	18
Stock-based compensation	250	250
Adjustments related to Sonder Termination	(2)	(2)
Adjustment to gain on investee’s asset disposition	8	8
Adjusted EBITDA†	$5,880	$5,970	$5,383

Increase over 2025 Adjusted EBITDA†	9%	11%

† Denotes non-GAAP financial measures. Please see the Explanation of Non-GAAP Financial and Performance Measures section in these press release schedules for information about our reasons for providing these alternative financial measures and the limitations on their use.

[1] Forecast excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, and other expenses, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant, except for depreciation and amortization classified in reimbursed expenses, which is included in the caption "Depreciation and amortization classified in reimbursed expenses" above. Forecast includes the impact of our planned sale of a U.S. & Canada hotel, which we assume will occur later in the 2026 second quarter, and our planned investment in Lefay, which we assume will occur later this year. Forecast does not reflect any other potential asset sales or property or brand acquisitions that may occur during the year, each of which the company cannot forecast with sufficient accuracy and without unreasonable efforts, and which may be significant.

[2] Includes the midpoint of the range of our expected 2026 second quarter impairment charge of approximately $65 million to $70 million related to our planned sale of a U.S. & Canada hotel.

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

In our press release and schedules, on the related conference call, and in the infographic made available in connection with our press release, we report certain financial measures that are not required by, or presented in accordance with, United States generally accepted accounting principles (“GAAP”). These non-GAAP financial measures are labeled as “Adjusted” and/or identified with the symbol “†”. We discuss the manner in which the non-GAAP measures reported in this press release, schedules, and infographic are determined and management’s reasons for reporting these non-GAAP measures below, and the press release schedules reconcile each to the most directly comparable GAAP measures (with respect to the forward-looking non-GAAP measures, to the extent available without unreasonable efforts). Although management evaluates and presents these non-GAAP measures for the reasons described below, please be aware that these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for revenue, operating income, net income, earnings per share, or any other comparable operating measure prescribed by GAAP. In addition, we may calculate and/or present these non-GAAP financial measures differently than measures with the same or similar names that other companies report, and as a result, the non-GAAP measures we report may not be comparable to those reported by others.

Adjusted Operating Income and Adjusted Operating Income Margin. Adjusted operating income excludes cost reimbursement revenue, reimbursed expenses, and restructuring and merger-related charges, and other expenses. When applicable, Adjusted operating income also excludes certain non-cash impairment charges as well as impairment charges and expenses/adjustments related to the Sonder Termination. Adjusted total revenues excludes cost reimbursement revenue as well as, when applicable, certain non-cash impairment charges and impairment charges related to the Sonder Termination. Adjusted operating income margin reflects Adjusted operating income divided by Adjusted total revenues. We believe that these are meaningful metrics because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Net Income, Adjusted Diluted Earnings Per Share, and Adjusted Effective Tax Rate. Adjusted net income, Adjusted diluted earnings per share, and Adjusted effective tax rate reflect our net income, diluted earnings per share, and effective tax rate, respectively, excluding the impact of cost reimbursement revenue, reimbursed expenses, restructuring and merger-related charges, and other expenses, as well as, when applicable, certain non-cash impairment charges, gains and losses on asset dispositions made by us or by our joint venture investees (if above a specified threshold), and impairment charges and expenses/adjustments related to the Sonder Termination. Additionally, Adjusted net income, Adjusted diluted earnings per share, and Adjusted effective tax rate exclude the income tax effect of the above items (calculated using an estimated tax rate applicable to each item) and income tax special items, which in 2025 primarily related to the release of tax reserves. We believe that these measures are meaningful indicators of our performance because they allow for period-over-period comparisons of our ongoing operations before these items and for the reasons further described below.

Adjusted Earnings Before Interest Expense, Taxes, Depreciation and Amortization (“Adjusted EBITDA”). Adjusted EBITDA reflects net income excluding the impact of the following items: cost reimbursement revenue and reimbursed expenses, interest expense, depreciation and amortization (including non-cash impairment charges), provision for income taxes, restructuring and merger-related recoveries/charges, and other expenses, and stock-based compensation expense for all periods presented. When applicable, Adjusted EBITDA also excludes gains and losses on asset dispositions made by us or by our joint venture investees (if above a specified threshold). In addition, Adjusted EBITDA excludes impairment charges and expenses/adjustments related to the Sonder Termination.

In our presentations of Adjusted operating income and Adjusted operating income margin, Adjusted net income and Adjusted diluted earnings per share, Adjusted effective tax rate, and Adjusted EBITDA, we exclude restructuring and merger-related recoveries/charges as well as charges related to legal proceedings that are outside of the ordinary course of our business, both of which we record in the “Restructuring and merger-related charges, and other” caption of our Consolidated Statements of Income (our “Income Statements”). We also exclude 2025 fourth quarter impairment charges and expenses as well as subsequent adjustments related to the Sonder Termination, which we record in the “Contract investment amortization” and “Owned, leased, and other expense” captions of our Income Statements, as they are related to the cessation of operations of an entire brand, which is a nonrecurring event. In addition, we exclude non-cash impairment charges (if above a specified threshold) related to our franchise and management contracts (if the impairment is non-routine), leases, equity investments, and other capitalized assets, which we record in the “Contract investment amortization,” “Depreciation, amortization, and other,” and “Equity in (losses) earnings” captions of our Income Statements. These adjustments allow for period-over-period comparisons of our ongoing operations before the impact of these items. We exclude cost reimbursement revenue and reimbursed expenses, which relate to property-level and centralized programs and services that we operate for the benefit of our hotel owners and certain other counterparties, and for which we receive reimbursement under our agreements with hotel owners and certain other counterparties with no added mark-up. We do not operate these property-level and centralized programs and services to generate a profit over the long term, and accordingly, when we recover the costs that we incur for these programs and services from our hotel owners and certain other counterparties, we do not seek a mark-up. For property-level services, we recognize cost reimbursement revenue at the same time that we incur expenses, and property-level services have no net impact on our Income Statements in the reporting period. However, for centralized programs and services, we may be reimbursed before or after we incur expenses, causing timing differences between the costs we incur and the related reimbursement from hotel owners and certain other counterparties in our operating and net income. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Because we do not retain any such profits or losses over time, we exclude the net impact when evaluating period-over-period changes in our operating results.

We believe that Adjusted EBITDA is a meaningful indicator of our operating performance because it permits period-over-period comparisons of our ongoing operations before these items. Our use of Adjusted EBITDA also facilitates comparison with results from other lodging companies because it excludes certain items that can vary widely across different industries or among companies within the same industry. For example, interest expense can be dependent on a company’s capital structure, debt levels, and credit ratings. Accordingly, the impact of interest expense on earnings can vary significantly among companies. The tax positions of companies can also vary because of their differing abilities to take

MARRIOTT INTERNATIONAL, INC.
EXPLANATION OF NON-GAAP FINANCIAL AND PERFORMANCE MEASURES

advantage of tax benefits and because of the tax policies of the jurisdictions in which they operate. As a result, effective tax rates and provisions for income taxes can vary considerably among companies. Our Adjusted EBITDA also excludes depreciation and amortization expense, which we report under “Depreciation, amortization, and other” as well as depreciation and amortization classified in “Contract investment amortization,” “Reimbursed expenses,” and “Equity in earnings” of our Income Statements, because companies utilize productive assets of different ages and use different methods of both acquiring and depreciating productive assets. Depreciation and amortization classified in “Reimbursed expenses” reflects depreciation and amortization of Marriott-owned assets, for which we receive cash from hotel owners and certain other counterparties to reimburse the company for its investments made for the benefit of the system. These differences can result in considerable variability in the relative costs of productive assets and the depreciation and amortization expense among companies. We exclude stock-based compensation expense in all periods presented to address the considerable variability among companies in recording compensation expense because companies use stock-based payment awards differently, both in the type and quantity of awards granted.

RevPAR. In addition to the foregoing non-GAAP financial measures, we present Revenue per Available Room (“RevPAR”) as a performance measure. We believe RevPAR, which we calculate by dividing property level room revenue by total rooms available for the period, is a meaningful indicator of our performance because it measures the period-over-period change in room revenues. RevPAR may not be comparable to similarly titled measures, such as revenues, and should not be viewed as necessarily correlating with our fee revenue. We also believe occupancy and average daily rate (“ADR”), which are components of calculating RevPAR, are meaningful indicators of our performance. Occupancy, which we calculate by dividing total rooms sold by total rooms available for the period, measures the utilization of a property’s available capacity. ADR, which we calculate by dividing property level room revenue by total rooms sold, measures average room price and is useful in assessing pricing levels. Comparisons to prior periods are on a constant U.S. dollar basis, which we calculate by applying exchange rates for the current period to the prior comparable period. We believe constant dollar analysis provides valuable information regarding the performance of hotels in our system as it removes currency fluctuations from the presentation of such results.

We define our comparable properties as hotels in our system that were open and operating under one of our brands since the beginning of the last full calendar year (since January 1, 2025 for the current period) and have not, in either the current or previous year: (1) undergone significant room or public space renovations or expansions, (2) been converted between company-operated and franchised, or (3) sustained substantial property damage or business interruption. Our comparable properties also exclude MGM Collection with Marriott Bonvoy, Design Hotels, The Ritz-Carlton Yacht Collection, residences, timeshare, and all-inclusive properties.

We use the term “hotel owners” throughout these schedules to refer, collectively, to owners of hotels and other lodging offerings operating in our system pursuant to franchise agreements, management agreements, license agreements, or similar arrangements, and we use the term “hotels in our system” to refer to hotels and other lodging offerings operating in our system pursuant to such arrangements, as well as hotels that we own or lease. The terms “hotel owners” and “hotels in our system” exclude Homes & Villas by Marriott BonvoySM (which we also exclude from our property and room count), timeshare, residential, and The Ritz-Carlton Yacht Collection®.